Exhibit 99

CACI Reports Record Results for Its Fiscal 2011 First Quarter and Raises Guidance

Revenue Increased 12.8 Percent to a Record $834.0 Million
Organic Revenue Grew 10.8 Percent
Operating Income Increased 13.2 Percent to a Record $52.1 Million
Net Income Increased 20.1 Percent to a Record $28.7 Million
Contract Funding Orders Increased 39.9 Percent to a Record $1.46 Billion
Contract Awards Increased 102.6 Percent to a Record $1.48 Billion

ARLINGTON, Va.--(BUSINESS WIRE)--October 27, 2010--CACI International Inc (NYSE:CACI), a leading professional services and information technology solutions provider to the federal government, announced results today for its first fiscal quarter ended September 30, 2010.

First Quarter Results

We are pleased to report record first quarter net income of $28.7 million, or $0.92 diluted earnings per share. Net income increased 20.1 percent over net income of $23.9 million, or $0.78 diluted earnings per share, for the same period last year. Solid operating performance drove our net income growth. The 12.8 percent increase in revenue in the quarter was driven by organic growth of 10.8 percent, primarily reflecting the continued growth in our C4ISR Services, Logistics and Material Readiness, and Cyber Solutions core competencies.

(in millions except per-share data)	Q1, FY11	Q1, FY10	% Change
Revenue	$834.0	$739.5	12.8%
Operating income	$52.1	$46.0	13.2%
Net income	$28.7	$23.9	20.1%
Diluted earnings per share	$0.92	$0.78	17.7%

CEO Commentary and Outlook

Commenting on the company’s results, Paul Cofoni, CACI’s President and CEO, said, “We had an extremely strong start to our fiscal year 2011 with record contract funding orders, record contract awards, record revenue and record net income. We also signed agreements to acquire two companies in the strategically important area of geospatial information systems and implemented a share repurchase program. Our first quarter results reflect our continued emphasis on operational excellence and the successful implementation of our growth strategy, which focuses on aiding our clients in solving their most complex, high priority problems in defense, intelligence, homeland security, and the transformation of government. The volume and diversity of the awards we received during the quarter reinforces our belief that we are ideally positioned in well-funded, critical areas of the federal government.”

“Our nearly $1.5 billion in awards, a quarterly record, was over twice as much as we won in the first quarter of fiscal 2010. With these awards, we retained existing business and secured new business that will help sustain our growth in fiscal 2011, fiscal 2012 and beyond. These awards expand our footprint into important growth areas such as transformation of electronic health records for active duty and retired service men and women and healthcare IT support for the Veterans Administration and Department of Defense, and biometrics technology support to intelligence and security missions. In addition, the combination of our two imminent acquisitions will establish us as a strong partner for geospatial information solutions to the Intelligence Community.”

“We are pleased to raise our fiscal 2011 guidance. We believe FY11 will be another year of strong performance in meeting our financial goals of mid- to high- single-digit organic revenue growth and double-digit earnings growth."

Additional Financial Metrics

($ in millions, except per share data)	Q1, FY11	Q1, FY10	% Change
Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure	$65.3	$57.0	14.7%
Diluted adjusted earnings per share, a non-GAAP measure	$1.34	$1.20	11.3%
Days sales outstanding	59	59

First Quarter Contract Funding Orders and Awards

  Contract funding orders in the first quarter were a record $1.46 billion, a 39.9 percent increase over the first quarter of FY10.
  Funded backlog at September 30th was $2.5 billion, a 30.1 percent increase over the first quarter of FY10. Total backlog at September 30th was $7.5 billion.
  During the first quarter, we won contract awards with an estimated value of $1.48 billion, an increase of 102.6 percent over the first quarter of FY10. First quarter awards included:
    Awards on the Strategic Services Sourcing (S3) contract vehicle with the U.S. Army totaling a record $718 million. The work on these awards supports the warfighter through our C4ISR services. Since March 2006, we have been awarded approximately $3.2 billion in task orders on this vehicle.
    Approximately $167 million in healthcare and medical services related awards.
    A $40 million prime contract award to continue providing content management and delivery support for the Library of Congress.
  Not included in the above estimated value of awards are:
    A prime position on a five-year, multiple-award, indefinite delivery, indefinite quantity (IDIQ) contract to support the U.S. Army Communications and Electronics Command (CECOM) Rapid Response - Third Generation (R2-3G) program. This award, which represents new business for CACI, has a ceiling of $16.4 billion.
    A prime position on a 10-year, multiple-award, IDIQ contract to support the Centers for Disease Control and Prevention’s (CDC) IT infrastructure work under the CDC Information Management Services contract. This award, which represents new business for CACI, has a ceiling of $1 billion.

First Quarter Recognition

  CACI was recognized for Excellence in Innovation by the Profiles in Diversity Journal. CACI’s Deploying Talent – Creating Careers program was honored for its efforts to provide meaningful careers for talented veterans with disabilities.

Other Events

  During the first quarter, we repurchased approximately 395,000 shares at an average price of $42.62 per share, for a total cost of $16.8 million.

  Subsequent to the end of our first quarter, we announced our intent to acquire TechniGraphics, Inc., a leading provider of imagery and geospatial services to the U.S. Intelligence Community, and Applied Systems Research, Inc., a leading provider of geospatial intelligence, measurement and signatures intelligence, and passive radio frequency technology solutions to the Intelligence and Defense Communities. The acquisition of these two companies will bring new capabilities to CACI, further diversifying our solutions and services across the Intelligence Community and expanding existing relationships. Both of these acquisitions are scheduled to close on November 1, 2010.

CACI Increases its FY11 Guidance

We are increasing our FY11 guidance as a result of expected stronger performance from our U.S. operations, lower annual interest expense, and a lower assumed effective corporate tax rate. The table below summarizes the guidance ranges for FY11:

	Current FY11	Previous FY11
(In millions except for earnings per share)	Guidance	Guidance
Revenue	$3,450 - $3,600	$3,250 - $3,400
Net income	$121 - $128	$116 - $122
Diluted earnings per share	$3.90 - $4.10	$3.70 - $3.90
Diluted weighted average shares	31.1	31.3

This guidance represents our views as of October 27, 2010. Investors are reminded that actual results may differ for the reasons described herein and in our filings with the Securities and Exchange Commission.

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, October 28, 2010, during which members of our senior management team will be making a brief presentation focusing on first quarter results and operating trends followed by a question-and-answer session. You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to our homepage, www.caci.com, at the scheduled time, or you may dial 877-303-9143 and enter the confirmation code 11068470. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern Time Thursday, October 28, 2010 and can be accessed through our homepage (www.caci.com) by clicking on the CACI Investor Info button.

About CACI

CACI provides professional services and IT solutions needed for defense, intelligence, homeland security, and IT modernization and government transformation. We deliver enterprise IT and network services; data, information, and knowledge management services; business system solutions; logistics and material readiness; C4ISR services; cyber solutions; integrated security and intelligence solutions; and program management and SETA support services. CACI services and solutions help our federal clients provide for national security, improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. CACI is a member of the Fortune 1000 Largest Companies and the Russell 2000 index. CACI provides dynamic careers for approximately 12,900 employees working in over 120 offices in the U.S. and Europe. Visit CACI on the web at www.caci.com and www.asymmetricthreat.net.

There are statements made herein which do not address historical facts, and therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from a prolonged recession; terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; changes in our effective tax rate; valuation of contingent consideration in connection with business combinations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq, or an economic stimulus package; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; the results of government audits and reviews conducted by the Defense Contract Audit Agency or other government entities with cognizant oversight; the insourcing of contractor positions by the government; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (“GWACs”) and/or schedule contracts with the General Services Administration; the ability to successfully integrate the operations of our recent and any future acquisitions; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company’s Securities and Exchange Commission filings.

(Financial Tables follow)

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended
	9/30/2010	9/30/2009	% Change
Revenue	$833,971	$739,518	12.8%
Costs of revenue
Direct costs	589,470	510,540	15.5%
Indirect costs and selling expenses	179,322	171,795	4.4%
Depreciation and amortization	13,082	11,155	17.3%
Total costs of revenue	781,874	693,490	12.7%
Operating income	52,097	46,028	13.2%
Interest expense and other, net	5,833	7,262	-19.7%
Income before income taxes	46,264	38,766	19.3%
Income taxes	17,439	14,685	18.8%
Net income before noncontrolling interest in earnings of joint venture	28,825	24,081	19.7%
Noncontrolling interest in earnings of joint venture	(170)	(226)	-24.8%
Net income attributable to CACI	$28,655	$23,855	20.1%

Basic earnings per share	$0.95	$0.79	19.1%
Diluted earnings per share	$0.92	$0.78	17.7%

Weighted average shares used in per share computations:
Basic	30,304	30,034
Diluted	31,102	30,464

Statement of Operations Data (Unaudited)
	Quarter Ended
	9/30/2010	9/30/2009	% Change
Operating income margin	6.2%	6.2%
Tax rate	37.8%	38.1%
Net income margin	3.4%	3.2%

EBITDA*	$65,323	$56,957	14.7%
EBITDA Margin	7.8%	7.7%

Adjusted net income*	$41,694	$36,690	13.6%
Diluted adjusted earnings per share	$1.34	$1.20	11.3%

*See Reconciliation of Net Income to Earnings before Interest, Taxes, Depreciation and Amortization and to Adjusted Net Income on page 10.

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)
	9/30/2010	6/30/2010
ASSETS:
Current assets
Cash and cash equivalents	$110,146	$254,543
Accounts receivable, net	550,546	531,033
Prepaid expenses and other current assets	46,827	55,170
Total current assets	707,519	840,746

Goodwill and intangible assets, net	1,265,102	1,270,159
Property and equipment, net	58,739	58,666
Other long-term assets	88,244	75,195
Total assets	$2,119,604	$2,244,766

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Current portion of long-term debt	$150,051	$278,653
Accounts payable	79,538	98,421
Accrued compensation and benefits	136,314	152,790
Other accrued expenses and current liabilities	134,637	128,559
Total current liabilities	500,540	658,423

Long-term debt, net of current portion	255,193	252,451
Other long-term liabilities	173,804	160,737
Total liabilities	929,537	1,071,611

Shareholders' equity	1,190,067	1,173,155
Total liabilities and shareholders' equity	$2,119,604	$2,244,766

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Three Months Ended
	9/30/2010	9/30/2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income before noncontrolling interest in earnings of joint venture	$28,825	$24,081
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	13,082	11,155
Non-cash interest expense	2,742	2,563
Amortization of deferred financing costs	740	745
Stock-based compensation expense	4,906	6,671
Provision for deferred income taxes	2,969	825
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable, net	(14,925)	(12,965)
Prepaid expenses and other current assets	(10,192)	(6,969)
Accounts payable and accrued expenses	(23,340)	14,462
Accrued compensation and benefits	(22,247)	(10,574)
Income taxes receivable and payable	16,901	13,773
Other liabilities	8,583	7,148
Net cash provided by operating activities	8,044	50,915

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(3,308)	(9,241)
Purchase of business, net of cash acquired	(387)	(939)
Other	(5,120)	(579)
Net cash used in investing activities	(8,815)	(10,759)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments under credit facilities	(128,601)	(51,371)
Proceeds from employee stock purchase plans	1,507	1,934
Proceeds from exercise of stock options	253	1,806
Purchases of common stock	(17,767)	(854)
Other	139	14
Net cash used in financing activities	(144,469)	(48,471)
Effect of exchange rate changes on cash and cash equivalents	843	(333)
Net decrease in cash and cash equivalents	(144,397)	(8,648)
Cash and cash equivalents, beginning of period	254,543	208,488
Cash and cash equivalents, end of period	$110,146	$199,840

Selected Financial Data (Continued)

	Revenue by Customer Type (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2010		9/30/2009		$Change	% Change
Department of Defense	$656,525	78.7%	$572,295	77.4%	$84,230	14.7%
Federal Civilian Agencies	136,549	16.4%	132,947	18.0%	3,602	2.7%
Commercial	37,878	4.5%	29,059	3.9%	8,819	30.3%
State and Local Governments	3,019	0.4%	5,217	0.7%	(2,198)	-42.1%
Total	$833,971	100.0%	$739,518	100.0%	$94,453	12.8%

	Revenue by Contract Type (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2010		9/30/2009		$Change	% Change
Time and materials	$380,348	45.6%	$352,246	47.6%	$28,102	8.0%
Cost reimbursable	263,773	31.6%	241,047	32.6%	22,726	9.4%
Fixed price	189,850	22.8%	146,225	19.8%	43,625	29.8%
Total	$833,971	100.0%	$739,518	100.0%	$94,453	12.8%

	Revenue Received as a Prime versus Subcontractor (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2010		9/30/2009		$Change	% Change
Prime	$711,083	85.3%	$629,215	85.1%	$81,868	13.0%
Subcontractor	122,888	14.7%	110,303	14.9%	12,585	11.4%
Total	$833,971	100.0%	$739,518	100.0%	$94,453	12.8%

Selected Financial Data (Continued)

Contract Funding Orders Received (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2010	9/30/2009	$Change	% Change
Contract Funding Orders	$1,457,295	$1,041,855	$415,440	39.9%

Direct Costs by Category (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2010		9/30/2009		$Change	% Change
Direct labor	$211,078	35.8%	$196,749	38.5%	$14,329	7.3%
Other direct costs	378,392	64.2%	313,791	61.5%	64,601	20.6%
Total direct costs	$589,470	100.0%	$510,540	100.0%	$78,930	15.5%

Reconciliation of Total Revenue Growth and Organic Revenue Growth
(Unaudited)

We are presenting organic revenue growth to reflect the effect of acquisitions on total revenue growth.  Revenue generated from the date a business is acquired through the first anniversary of that date is considered acquired revenue growth.  All remaining revenue growth is considered organic.  We believe that this non-GAAP financial measure provides investors with useful information to evaluate the growth rate of our core business.  This non-GAAP measure should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	9/30/2010	9/30/2009	% Change	9/30/2010	9/30/2009	% Change
Revenue, as reported	$833,971	$739,518	12.8%	$3,243,584	$2,814,920	15.2%
Less:
Acquired revenue	14,950			61,692
Organic revenue	$819,021	$739,518	10.8%	$3,181,892	$2,814,920	13.0%

Selected Financial Data (Continued)

Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation
and Amortization (EBITDA) and to Adjusted Net Income
(Unaudited)

The Company views EBITDA, EBITDA margin, Adjusted Net Income and Diluted Adjusted Earnings Per Share as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance.   EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies.  We believe Adjusted Net Income is a significant driver of long-term value and is used by investors to measure our performance.  This measure in particular assists readers in further understanding our results and trends from period-to-period by removing certain non-cash items that do not impact the cash flow performance of our business.  EBITDA is defined by us as GAAP net income attributable to CACI plus net interest expense, income taxes, and depreciation and amortization.  EBITDA margin is EBITDA divided by revenue.  Adjusted Net Income is defined by us as GAAP net income attributable to CACI plus stock-based compensation expense, depreciation and amortization, amortization of financing costs, and non-cash interest expense, net of related tax effects.  Diluted Adjusted Earnings Per Share is Adjusted Net Income divided by diluted weighted-average shares, as reported.  EBITDA and Adjusted Net Income as defined by us may not be computed in the same manner as similarly titled measures used by other companies.  These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended
(dollars in thousands)	9/30/2010	9/30/2009	% Change
Net income attributable to CACI	$28,655	$23,855	20.1%
Plus:
Income taxes	17,439	14,685	18.8%
Interest expense, net	6,147	7,262	-15.4%
Depreciation and amortization	13,082	11,155	17.3%
EBITDA	$65,323	$56,957	14.7%

	Quarter Ended
(dollars in thousands)	9/30/2010	9/30/2009	% Change
Revenue, as reported	$833,971	$739,518	12.8%
EBITDA	$65,323	$56,957	14.7%
EBITDA margin	7.8%	7.7%

	Quarter Ended
(dollars in thousands)	9/30/2010	9/30/2009	% Change
Net income attributable to CACI	$28,655	$23,855	20.1%
Plus:
Stock-based compensation	4,906	6,671	-26.5%
Depreciation and amortization	13,082	11,155	17.3%
Amortization of financing costs	740	745	-0.7%
Non-cash interest expense	2,742	2,563	7.0%
Less:
Related tax effect	(8,431)	(8,299)	1.6%
Adjusted net income	$41,694	$36,690	13.6%

	Quarter Ended
(shares in thousands)	9/30/2010	9/30/2009	% Change
Diluted weighted average shares, as reported	31,102	30,464
Diluted earnings per share	$0.92	$0.78	17.7%
Diluted adjusted earnings per share	$1.34	$1.20	11.3%

CONTACT:
CACI International Inc
Corporate Communications and Media:
Jody Brown, Executive Vice President, Public Relations
703-841-7801
jbrown@caci.com
or
Investor Relations:
David Dragics, Senior Vice President, Investor Relations
866-606-3471
ddragics@caci.com